Exhibit 99.1

urban-gro, Inc. Named as Exclusive Architectural Design, Engineering, Build, and Equipment Integration Partner for Urban Health Farms’ Vertical Farms Expansion Throughout Europe

Lafayette, Colo. (November 9, 2021) – urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company focused on the indoor Controlled Environment Agriculture (“CEA”) market, today announced that it has been selected by Urban Health Farms as the exclusive architectural design, engineering, build, and equipment integration partner to construct their indoor vertical farms throughout Europe.

Bradley Nattrass, Chairman and Chief Executive Officer of urban-gro, commented, “We are thrilled to partner with Urban Health Farms in a critical role in supporting their mission as their exclusive architectural design, engineering, build, and equipment integration partner to construct their indoor vertical farms throughout Europe. This is the culmination of a focused effort by our team to establish a foothold in the region and bring our CEA experience and expertise, our intellectual property, to bear in this incredible food focused vertical farming market that is estimated to reach $13 billion globally in the next five years.”

Joost Verhagen, Commercial Director of Urban Health Farms added, “In advance of our scale up and expansion, it was critical that we identified the strongest, most reputable technology providers in the market – we found that partner in urban-gro. Combining their technological and operational expertise with our impressive pool of local resources, team members, market knowledge and capital, we have the critical elements in place to become the largest indoor farm operator in Europe.”

Urban Health Farms aims to revolutionize the way food is produced and distributed through indoor vertical farms at the cutting-edge intersection between agriculture and technology. Urban Health Farms seeks to be the largest indoor farm operator in Europe with plans to commission approximately 20 industrial farms to deliver locally grown food, in a sustainable model, to communities throughout Europe.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303.618.5080

stan@themaverickpr.com